Exhibit 10.109

FIRST AMENDMENT
TO THE
SYNCHRONY FINANCIAL
DEFERRED COMPENSATION PLAN

WHEREAS, Synchrony Financial (the “Company”) maintains the Synchrony Deferred Compensation Plan (the “Plan”);

WHEREAS, the Plan Administrator (as defined in the Plan) desires to amend the Plan to allow Plan participants to elect to receive amounts deferred under the Plan in the form of five annual installment payments or fifteen annual installment payments in addition to the forms of distribution already allowed under the Plan (the “Amendment”); and

WHEREAS, Section 6 of the Plan provides that the Plan Administrator may amend the Plan at any time if such amendment is administrative in nature, and the Plan Administrator has determined that the Amendment is administrative in nature.

NOW THEREFORE, effective as of the date hereof, the Plan is hereby amended, as follows:

1.Section 2(d) of the Plan is hereby amended in its entirety to read as follows:
(d)Form of Distributions. A Deferral Election shall indicate that the compensation subject to such Deferral Election (as adjusted for earnings equivalents) shall be paid in one of the following forms:
(i)    Lump sum payment;
(ii)    Five (5) annual installments;
(iii)     Ten (10) annual installments; or
(iv)     Fifteen (15) annual installments.
The amount of any annual installment paid in accordance with this Section shall, subject to Section 5, be equal to the balance of the portion of the Participant’s Deferred Compensation Account attributable to the applicable Deferral Election, determined as of the close of business on the day before the distribution, divided by the number of remaining installments with respect to such Deferral Election.

IN WITNESS WHEREOF, the Plan Administrator has caused this First Amendment to be adopted by the Company this 9th day of December, 2014.

By:     /s/ Marc Chini__
Marc Chini
Title:     Executive Vice President, Human Resources__

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